Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated October 26, 2009, with respect to the financial statements of PharmaNet Development Group, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 6, 2014